Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of November 24, 2010, between Inergy GP, LLC, a Delaware limited liability company (the “Company”), and John J. Sherman, an individual (“Employee”).

The Employee and Inergy Partners, LLC, a Delaware limited liability company, entered into an Employment Agreement, dated May 30, 2001 (the “Original Employment Agreement”). Inergy Partners, LLC subsequently assigned the Original Employment Agreement to the Company. On September 22, 2005, the parties entered into a First Amendment to Employment Agreement (the “First Amendment”) to modify the Employee’s compensation and bonus and to extend the term of the Employee’s employment. The Original Employment Agreement has expired.

The Company and Employee hereby agree as follows:

1. Employment. Employee is being employed by the Company as the Company’s President - Chief Executive Officer upon and subject to the terms and conditions of this Agreement.

2. Duties. During the term of his employment under this Agreement, Employee will perform his duties hereunder at such time or times as the Company may reasonably request. Employee’s duties may be varied by the Company from time to time without violating the terms of this Agreement and shall include: (i) devoting his best efforts and his entire business time to further properly the interests of the Company to the satisfaction of the Company, (ii) being subject to the Company’s direction and control at all times with respect to his activities on behalf of the Company, (iii) complying with all rules, orders, regulations, policies, practices and decisions of the Company, (iv) truthfully and accurately maintaining and preserving all records and making all reports as the Company may require, and (v) fully accounting for all monies and other property of the Company of which he may from time to time have custody and delivering the same to the Company whenever and however directed to do so.

3. Compensation; Bonus. For all services rendered by the Employee to the Company, the Company shall pay the Employee a salary at the annual rate of Four Hundred Thousand Dollars ($400,000) (the “Salary”), beginning on December 1, 2010 payable in arrears in accordance with the Company’s general payroll practices. The Employee is eligible for annual bonuses at the discretion of the Board of Directors of the Company in an amount up to Four Hundred Thousand Dollars ($400,000) annually. The Salary will be reviewed from time to time by the Company. All payments and benefits provided pursuant to this Agreement are subject to income tax withholding and other applicable tax and withholding requirements.

4. Expenses. The Company will reimburse Employee for all ordinary and necessary out-of-pocket expenses incurred and paid by Employee in the course of the performance of Employee’s duties pursuant to this Agreement and consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements with respect to the manner of approval and reporting of such expenses.

5. Additional Benefits and Compensation.

(a) Employee shall be eligible for such fringe benefits, if any, by way of insurance, hospitalization and vacations normally provided to employees of the Company generally and such additional benefits as may be from time to time agreed upon in writing between Employee and the Company.

(b) Employee will receive cash bonuses as determined by the Company in its sole discretion, payable in such amounts and at such times as the Company may determine.

6. Covenant Not to Disclose Confidential Information. Employee acknowledges that during the course of his employment with the Company Employee has had and will continue to have access to and knowledge of certain information and data that the Company or any subsidiary, parent or affiliate of the Company considers confidential and that the release of such information or data to any unauthorized person or entity would be extremely detrimental to the Company. As a consequence, Employee hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that, during and after the term of his employment, without the prior written consent of the Company, he will not communicate, publish or disclose, to any person or entity anywhere or use (for his own benefit or the benefit of others) any Confidential Information (as defined below) for any purpose other than carrying out his duties as contemplated by this Agreement. Employee will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information to ensure that any unauthorized persons and entities do not gain possession of any Confidential Information and, in particular, will not permit any Confidential Information to be read, duplicated or copied. Employee will return to the Company all originals and copies of documents and other materials, whether in printed or electronic format or otherwise, containing or derived from Confidential Information in Employee’s possession or under Employee’s control when the duties of Employee no longer require Employee’s possession thereof, or whenever the Company requests, and in any event will return all such Confidential Information within ten days if the employment relationship with the Company is terminated for any or no reason and will not retain any copies thereof. Employee acknowledges that Employee is obligated to protect the Confidential Information from disclosure or use even after termination of the employment relationship. The term “Confidential Information” means any information or data used by or belonging or relating to the Company or any subsidiary, parent or affiliate of the Company, or any party to whom the Company owes a duty of confidentiality that is not known generally to the industry in which the Company or any subsidiary, parent or affiliate of the Company, or any party to whom the Company owes a duty of confidentiality is or may be engaged, including all trade secrets, proprietary data and information relating to the Company’s or any subsidiary, parent or affiliate of the Company’s, or any party to whom the Company owes a duty of confidentiality past, present or future business and products, price lists, customer lists, acquisition candidates and criteria relating to potential acquisition candidates, processes, procedures or standards, know-how, manuals, hardware, software, source code, business strategies, records, marketing plans, drawings, technical information, specifications, designs, patent information, financial information, whether or not reduced to writing, or information or data that the Company or any subsidiary, parent or affiliate of the Company or any party to whom the Company owes a duty of confidentiality advises Employee should be treated as confidential information. Confidential Information does not include any information that: (i) is rightfully known to Employee prior to Employee’s employment, and independent of any disclosure or access to the information via the Company as evidenced by Employee’s written records; or (ii) is or later becomes part of the public domain and known within the relevant industry through no fault of Employee.

7. Disclosure and Assignment of Intellectual Property.

(a) Employee agrees that the Company will become the owner of all inventions, discoveries, developments, ideas, writings, and expressions, including all concepts, improvements, techniques, know-how, innovations, systems, processes, machines, current or proposed products, works, information, reports, papers, logos, computer programs, designs, marketing materials, and methods of manufacture, distribution, management or other methods (whether or not reduced to writing and whether or not patentable or protectable by copyright), that Employee conceives, develops, creates, makes, perfects or reduces to practice in whole or in part while employed by the Company or within one year after termination of Employee’s employment for any or no reason, and that: (i) directly or indirectly relate to or arise out of Employee’s job responsibilities for the Company or the performance of the duties of Employee’s employment by the Company; (ii) result from research, development, or other activities of the Company; or (iii) relate or pertain in any way to the existing or reasonably anticipated business, products or services of the Company or any subsidiary, parent or affiliate of the Company (collectively, the “Intellectual Property”). All of the right, title and interest in and to the Intellectual Property will become exclusively owned by the Company or its nominee regardless of whether or not the conception, development, creation, making, perfection or reduction to practice of such Intellectual Property involved the use of the Company’s time, facilities or materials and regardless of where such Intellectual Property may be conceived, made or perfected.

(b) Employee will promptly and fully disclose in writing to the Company all inventions, discoveries, developments, ideas, writings, and expressions conceived, developed, created, made, perfected or reduced to practice, in whole or in part, while employed by the Company or within one year after termination of Employee’s employment for any or no reason, regardless of whether Employee believes the invention, discovery, development, writing, expression or idea should be considered Intellectual Property of the Company under any provision of this Agreement, in order to enable the Company to make a determination as to its rights with respect to the same.

(c) All information relating to Intellectual Property will be considered Confidential Information and may not be disclosed by Employee to any person or entity outside of the Company.

(d) Any Intellectual Property that is the subject of copyright will be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended, and is the sole property of the Company or its nominee. To the extent that the Company does not automatically own any such Intellectual Property as a work made for hire, Employee will assign all right, title and interest in and to such Intellectual Property to the Company. All right, title and interest in and to any other Intellectual Property, including patent, industrial design, trademark, trade dress and trade secret rights will be assigned and is hereby assigned exclusively to the Company or its nominee. Employee will also execute and deliver all documents and do all acts that the Company considers necessary or desirable to secure to the Company or its nominee the entire right, title and interest in and to the Intellectual Property, including executing applications for any United States or foreign patents or copyright registrations, disclosing relevant prior art, reviewing office actions and providing technical input to assist the Company in overcoming any rejections. Any document prepared and filed pursuant to this Section 7(d) will be prepared and filed at the Company’s expense. Employee will also cooperate with the Company as reasonably necessary to maintain or enforce the Company’s rights in the Intellectual Property. Employee hereby irrevocably appoints the President of the Company as Employee’s attorney-in-fact with authority to execute for Employee and on Employee’s behalf all assignments, patent or copyright applications, or other instruments and documents required to be executed by Employee pursuant to this Section 7(d), if Employee is unwilling or unable to execute same.

(e) The Company will have no obligation to use, attempt to protect by patent or copyright, or promote any of the Intellectual Property; provided, however, that the Company, in its sole discretion, may reward Employee for any especially meritorious contributions in any manner it deems appropriate or may provide Employee with full or partial releases as to any subject matter contributed by Employee in which the Company is not interested.

8. Legal Proceedings to Compel Disclosure. If Employee is requested pursuant to, or required by, applicable law, regulation, or legal process, to disclose any Confidential Information or Intellectual Property, Employee will notify the Company of such request within five days of such request being made and will enable the Company or any subsidiary, parent or affiliate of the Company to seek an appropriate protective order. If such a protective order or other protective remedy is not obtained, Employee will furnish only that portion of the Confidential Information or Intellectual Property that, in the opinion of Employee’s counsel, is legally required and will exercise Employee’s best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information or Intellectual Property.

9. Covenant Not to Compete. The Employee acknowledges that during his employment with the Company he, at the expense of the Company, has been and will continue to be specially trained in the business of the Company, has established and will continue to establish favorable relations with the customers, clients, accounts, lenders, investors, analysts and regulators of the Company or any subsidiary, parent or affiliate of the Company and has had and will continue to have access to the Intellectual Property, trade secrets and Confidential Information of the Company or any subsidiary, parent or affiliate of the Company. Therefore, in consideration of such training and relations, and in consideration of his continued employment with the Company and the increase in compensation and additional benefits provided in this Agreement, and to further protect the Intellectual Property, trade secrets and Confidential Information of the Company or any subsidiary, parent or affiliate of the Company, the Employee agrees that during the term of his employment by the Company and for a period of two years from and after the voluntary or involuntary termination of such employment for any or no reason, he will not, directly or indirectly, without the express written consent of the Company, except when and as requested to do in and about the performing of his duties under this Agreement:

(a) own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in or act as an officer, director, partner, manager, member, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist, any individual or entity in the conduct of any business in the United States that trades, markets, sells or distributes propane gas (at retail, wholesale or otherwise), gathers, processes, stores, transports, trades, markets or distributes natural gas or liquefied by-products of natural gas or petroleum (at retail, wholesale or otherwise) or sells, services and installs parts, appliances or supplies related thereto;

(b) divert or attempt to divert clients or customers (whether or not such persons have done business with the Company or any subsidiary, parent or affiliate of the Company once or more than once) or accounts of the Company or any subsidiary, parent or affiliate of the Company; or

(c) entice or induce or in any manner influence any person who is or becomes in the employ or service of the Company or any subsidiary, parent or affiliate of the Company to leave such employ or service for the purpose of engaging in a business that may be in competition with any business now or at any time during the period hereof engaged in by the Company or any subsidiary, parent or affiliate of the Company.

Notwithstanding the foregoing provisions, the Employee may (i) take action for, on behalf of, and at the direction of the Company pursuant to a written agreement with the Company or otherwise, and (ii) own up to 5% of the outstanding equity securities in any corporation or entity (including units in a master limited partnership) that is listed upon a national stock exchange or actively traded in the over-the-counter market.

10. Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by Employee contained in Sections 6, 7, 8 or 9, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company, in addition to such other remedies that may be available to it, will be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Employee, and each and every person and entity acting in concert or participation with him, from the continuation of such breach and, in addition thereto, he will pay to the Company all ascertainable damages, including costs and reasonable attorneys’ fees sustained by the Company by reason of the breach or threatened breach of such covenants and assurances. The covenants and obligations of Employee set forth in Sections 6, 7, 8 and 9 are in addition to and not in lieu of or exclusive of any other obligations and duties of Employee to the Company, whether express or implied in fact or in law.

11. Company Policies. Employee will affirmatively support the Company’s policies and practices as they may from time to time be adopted by the Company, including policies against discrimination and harassment in the workplace.

12. Term and Termination.

(a) Subject to earlier termination as provided in Sections 12(b) and 12(c) below, the term of Employee’s employment under this Agreement begin on November 24, 2010 and continue up to and including November 24, 2015 and automatically be extended for consecutive one year periods thereafter unless either party elects to terminate such employment and notifies the other party of such election at least 30 days prior to the end of the then-current term.

(b) Notwithstanding Section 12(a), Employee’s employment with the Company will terminate immediately upon the death, disability or adjudication of legal incompetence of Employee, or upon the Company’s ceasing to carry on its business without assigning this Agreement pursuant to Section 18 or becoming bankrupt. For purposes of this Agreement, Employee will be deemed to be disabled when Employee has become unable, by reason of physical or mental disability, to satisfactorily perform the essential functions of his job and there is no reasonable accommodation that can be provided to enable him to perform satisfactorily those essential functions. Such matters will be determined by, or to the reasonable satisfaction of, the Company.

(c) Notwithstanding Section 12(a), the Company may terminate Employee’s employment at any time for Cause or without Cause. “Cause” means: (i) Employee has failed to perform his duties as an employee of the Company, to perform any obligation under this Agreement or to observe and abide by the Company’s policies and decisions, provided that the Company has given Employee reasonable notice of that failure and Employee is unsuccessful in correcting that failure or in preventing its reoccurrence; (ii) Employee has refused to comply with specific directions of his supervisor or other superior, provided that such directions are consistent with Employee’s position of employment; (iii) Employee has engaged in negligence (through act or omission) or misconduct that is injurious to the Company or any subsidiary, parent or affiliate of the Company; (iv) Employee has been convicted of, or has entered a plea of nolo contendere to, any crime involving the theft or willful destruction of money or other property, any crime involving moral turpitude or fraud, or any crime constituting a felony; (v) Employee has engaged in acts or omissions against the Company or any subsidiary, parent or affiliate of the Company constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance; or (vi) Employee has engaged in the use of alcohol or drugs on the job, or has engaged in excessive absenteeism from the performance of his duties as the Company’s employee, other than for reasons of illness.

(d) If Employee’s employment with the Company is terminated (i) as a result of the death, disability, adjudication of legal incompetence of Employee, (ii) as a result of the Company ceasing to carry on its business without assigning this Agreement pursuant to Section 18, (iii) as a result of the Company becoming bankrupt, (iv) by the Company for Cause, or (v) by Employee for any or no reason, the Company will pay or provide to Employee:

(i) such Salary as Employee has earned and not yet received through the date of such employment termination, determined on a pro rata basis based on the number of work days in the month of termination;

(ii) such earned but unpaid performance bonus, if any, pursuant to Section 5(b); and

(iii) such other fringe benefits (other than any bonus, severance pay benefit or participation in the Company’s 401(k) employee benefit plan) normally provided to employees of the Company as Employee has earned and not yet received through the date of such employment termination, determined on a pro rata basis based on the number of work days in the month of termination.

(e) If the Company terminates Employee’s employment with the Company without Cause during the term of this Agreement (and not due to the death, disability, adjudication of legal incompetence of Employee, or as a result of the Company ceasing to carry on its business without assigning this Agreement pursuant to Section 18, or becoming bankrupt), the Company will pay or provide to Employee:

(i) the unpaid amount of the Employee’s Salary for the remainder of the term of this Agreement, with such amount to be paid bi-monthly in arrears;

(ii) such other fringe benefits (other than any bonus, severance pay benefit or participation in the Company’s 401(k) employee benefit plan) normally provided to employees of the Company as the Employee has earned and not yet received through the date of such employment termination, determined on a pro rata basis based on the number of work days in the month of termination.

13. Survival of Obligations. All obligations of Employee that by their nature involve performance, in any particular, after the expiration or termination of Employee’s employment with the Company, or that cannot be ascertained to have been fully performed until after the expiration or termination of Employee’s employment with the Company, will survive the expiration or termination of this Agreement. Except as otherwise specifically provided in this Agreement, all of the Company’s obligations under this Agreement will terminate at the time this Agreement or Employee’s employment with the Company is terminated for any reason.

14. Notice. Any notice, request, consent or communication under this Agreement is effective only if it is in writing and personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

If to the Company:

Name:	With copy to:
Inergy GP, LLC Attn: Board of Directors Two Brush Creek Blvd., Suite 200 Kansas City, Missouri 64112	Laura Ozenberger Inergy GP, LLC Two Brush Creek Blvd., Suite 200 Kansas City, Missouri 64112

If to Employee:

Name: John J. Sherman 5306 Sunset Kansas City, MO 64112

or such other persons or addresses as may be furnished in writing by any party to the other party, and will be deemed to have been given only upon its delivery in accordance with this Section 14.

15. No Conflicts. Employee represents and warrants to the Company that neither the execution nor delivery of this Agreement, nor the performance of Employee’s obligations hereunder will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which Employee is a party or under which Employee is bound, including the breach by Employee of a fiduciary duty to any former employers.

16. Entire Agreement; Amendment. This Agreement cancels and supersedes all previous agreements relating to the subject matter of this Agreement, including the Original Employment Agreement, written or oral, between the parties hereto and contains the entire understanding of the parties hereto with respect to the subject matter hereof and may not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties hereto.

17. Potential Unenforceability of Any Provision. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement will be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions will automatically be reconstituted and become a part of this Agreement, effective as of the date of this Agreement, to the maximum extent in favor of the Company that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable will not render the entire Agreement unenforceable, but rather this Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

18. Assignment. This Agreement is personal and not assignable by Employee but it may be assigned by the Company without notice to or consent of Employee to, and will thereafter be binding upon and enforceable by, any affiliate of the Company and any person or entity who acquires or succeeds to substantially all of the business or assets of the Company or substantially all of the business or assets of the principal operating unit that Employee oversees or to which Employee is assigned (and such person or entity will be deemed included in the definition of the “Company” for all purposes of this Agreement) but is not otherwise assignable by the Company.

19. Waiver of Breach. Failure of the Company to demand strict compliance with any of the terms, covenants or conditions of this Agreement will not be deemed a waiver of the term, covenant or condition, nor will any waiver or relinquishment by the Company of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.

20. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party is entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

21. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and do not restrict or otherwise modify any of the terms or provisions of this Agreement.

22. Governing Law. This Agreement and all rights and obligations of the parties hereunder are governed by the laws of the State of Missouri applicable to agreements made and to be performed entirely within the State, including all matters of enforcement, validity and performance.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which are deemed to be an original and all of which constitute one agreement that is binding upon both of the parties hereto, notwithstanding that both parties are not signatories to the same counterpart.

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The parties have executed this Employment Agreement on the date set forth in the introductory clause.

INERGY GP, LLC

By:	/s/ John J. Sherman
Name: John J. Sherman
Title: President - CEO

/s/ John J. Sherman
JOHN J. SHERMAN

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